UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2010

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota		55402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (612) 851-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2010, The Valspar Corporation, a Delaware corporation (“Valspar” or the “Corporation”), announced the addition of Mr. William M. Cook to its Board of Directors.  Mr. Cook was elected to the Board of Directors at the Board’s meeting held on April 23, 2010 and was appointed to the Compensation Committee of the Board of Directors.

Mr. Cook, age 56, is Chairman, Chief Executive Officer and President of Donaldson Company, Inc.  Donaldson and its subsidiaries supply certain products to Valspar.  From the beginning of fiscal 2009 through the first quarter of fiscal 2010, Donaldson's aggregate sales to Valspar were approximately $171,000. In connection with his appointment to the Board of Directors and Compensation Committee, the Board determined that Mr. Cook was independent under the applicable standards of the New York Stock Exchange and the Securities Exchange Commission.

The Compensation Committee of the Corporation’s Board of Directors granted Mr. Cook a stock award under the Corporation’s 2009 Omnibus Equity Plan, effective April 23, 2010.  The stock award is equal in value to one year’s cash retainer for directors of $75,000 with the number of shares based on the closing price of Valspar common stock on date of grant. The stock award is restricted for five years, and Mr. Cook must be serving as a member of the Board on the date the restrictions lapse to receive the award.

Item 7.01	Regulation FD Disclosure.

On April 23, 2010, The Valspar Corporation issued a press release.  A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits
99.1 Press Release dated April 23, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Date: April 23, 2010	By:	/s/Rolf Engh
	Name:	Rolf Engh
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.                            Description

   99.1                                     Press Release dated April 23, 2010